Exhibit (n)(1)

TRANSAMERICA FUNDS

AMENDED AND RESTATED PLAN FOR MULTIPLE CLASSES OF SHARES

WHEREAS, Transamerica Funds (the “Fund”) is a Delaware statutory trust engaged in business as an open-end management investment company and registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has established a Plan for Multiple Classes of Shares dated as of June 30, 1995, as amended (“Prior Plan”);

WHEREAS, the Board of Trustees, including a majority of Trustees who are disinterested persons of the Fund, adopted the Prior Plan, as in the best interests of each class of shares individually and the funds as a whole;

WHEREAS, pursuant to the terms of the Fund’s Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Fund has authority to approve and authorize the issuance of, and has previously approved and authorized the issuance of, an unlimited number of shares of beneficial interest as Class A, Class B, Class C, Class I, Class I2, Class R and Class T shares of each fund listed herein on Schedule A, as may be amended; and

WHEREAS, the Board of Trustees, including a majority of Trustees who are disinterested persons of the Fund, have approved and authorized the issuance of an unlimited number of shares of beneficial interest as Class R1 and Class R6 shares of each fund listed herein on Schedule A, as may be amended; and

WHEREAS, the Board of Trustees, including a majority of Trustees who are disinterested persons of the Fund, have approved and authorized the issuance of an unlimited number of shares of beneficial interest as Class I3, Class R4 and Advisor Class shares of each fund listed herein on Schedule A, as may be amended; and

WHEREAS, the Board of Trustees wishes to amend and restate the Prior Plan to reflect the terms of such Class I3, Class R4 and Advisor Class shares (as amended and restated, the “Plan”).

NOW, THEREFORE, the Fund hereby adopts this Plan as a plan as contemplated by Rule 18f-3(d) under the 1940 Act with respect to each class of shares of the funds set forth on Schedule A. The Plan shall remain in effect until such time as the Board of Trustees terminates the Plan or makes a material amendment to the Plan. Any material amendment to the Plan must be approved by the Trustees, including a majority of the Trustees who are disinterested persons of the Fund, as in the best interests of each class of shares and the Fund as a whole.

SECTION I: CLASS DISTRIBUTION FEES AND SHAREHOLDER SERVICES

(A) Class A shares are offered at net asset value and shall be subject to a front-end sales charge as set forth below:

Transamerica Asset Allocation - Conservative Portfolio

Transamerica Asset Allocation - Growth Portfolio

Transamerica Asset Allocation - Moderate Growth Portfolio

Transamerica Asset Allocation - Moderate Portfolio

Transamerica Capital Growth

Transamerica Concentrated Growth

Transamerica U.S. Growth

Transamerica Dividend Focused

Transamerica Emerging Markets Equity

Transamerica Growth Opportunities

Transamerica Income & Growth

Transamerica International Equity

Transamerica Large Cap Value

Transamerica Mid Cap Value Opportunities

Transamerica MLP & Energy Income

Transamerica Multi-Managed Balanced

Transamerica Multi-Manager Alternative Strategies Portfolio

Transamerica Global Equity

Transamerica Opportunistic Allocation

Transamerica Small Cap Core

Transamerica Small Cap Growth

Transamerica Small Cap Value

Transamerica Small/Mid Cap Value

Transamerica Tactical Allocation

Transamerica Strategic High Income

Transamerica Tactical Rotation

Amount of Purchase	Sales Charge as % of Offering Price
Less than $50,000	5.50%
$50,000 but less than $100,000	4.75%
$100,000 but less than $250,000	3.50%
$250,000 but less than $500,000	2.75%
$500,000 but less than $1,000,000	2.00%
$1,000,000 or more	0.00%

Transamerica Emerging Markets Debt

Transamerica Flexible Income

Transamerica Floating Rate

Transamerica Global Bond

Transamerica High Yield Bond

Transamerica Inflation Opportunities

Transamerica Tactical Income

Transamerica Unconstrained Bond

Amount of Purchase	Sales Charge as % of Offering Price
Less than $50,000	4.75%
$50,000 but less than $100,000	4.00%
$100,000 but less than $250,000	3.50%
$250,000 but less than $500,000	2.25%
$500,000 but less than $1,000,000	1.25%
$1,000,000 or more	0.00%

Transamerica Enhanced Muni and Transamerica High Yield Muni

Amount of Purchase	Sales Charge as % of Offering Price
Less than $50,000	3.25%
$50,000 but less than $100,000	2.50%
$100,000 but less than $250,000	2.00%
$250,000 but less than $500,000	1.50%
$500,000 but less than $1,000,000	0.75%
$1,000,000 or more	0.00%

Transamerica Short-Term Bond

Amount of Purchase	Sales Charge as % of Offering Price
Less than $250,000	2.50%
$250,000 or more	0.00%

Transamerica Money Market

Amount of Purchase	Sales Charge as % of Offering Price
Not Applicable	Not Applicable

(B) Class A shares may pay annual distribution and service fees of up to a total of 0.25% of the average daily net assets of each fund’s Class A shares. Such fees shall be calculated and accrued daily and paid monthly on an annualized basis of the average daily net assets of each fund’s Class A shares.

A 1% contingent deferred sales charge (CDSC) will be applied to any redemption within 24 months of Class A shares purchased in amounts of $1 million or more on which no front-end sales charge was imposed, unless the Class A shares were purchased through a qualified retirement plan or through a “wrap” account for the benefit of clients of certain broker-dealers, financial institutions, or financial planners who have entered into arrangements with Transamerica Funds or TCI. Transamerica Short-Term Bond will apply a 0.75% CDSC to any such redemptions made within 12 months.

(C) Class B shares are offered at net asset value and shall be subject to a CDSC if redeemed during the first 5 years of purchase, payable upon redemption, which shall be imposed as follows as a percentage of the lesser of the then current net asset value per share of the shares being redeemed or the net asset value per share of the shares being redeemed at the time of purchase:

Redemption During Year	Applicable Contingent Deferred Sales Charge Percentage
1	5%
2	4%
3	3%
4	2%
5	1%
6 and later	0%

Class B shares are not available for purchase, including to existing Class B shareholders, except in the limited circumstances as described in the prospectus.

(D) Class B shares may pay annual distribution and service fees of up to a total of 1.00% of the average daily net assets of each fund’s Class B shares. Such fees shall be calculated and accrued daily and paid monthly on an annualized basis of the average daily net assets of each fund’s Class B shares.

(E) Class C shares are offered at net asset value, are subject to a 1% CDSC if shares are redeemed during the first 12 months of purchase. Class C shares may pay annual distribution and services fees up to a total of 1.00% of the average daily net assets of each fund’s Class C shares. Such fees shall be calculated and accrued daily and paid monthly on an annualized basis of the average daily net assets of each fund’s Class C shares.

(F) Class I, Class I2, Class I3 and Advisor Class shares are offered at net asset value, are not subject to an annual distribution and service fee, and are not subject to a CDSC on any redemption of shares.

(G) Class R, Class R1, Class R4 and Class R6 shares are offered at net asset value and are not subject to a CDSC on any redemption of shares. Class R and Class R1 shares may pay annual distribution and service fees of up to a total of 0.50% of the average daily net assets of each fund’s Class R or Class R1 shares. Class R4 shares may pay annual distribution and service fees of up to a total of 0.25% of the average daily net assets of each fund’s Class R4 shares. Such fees shall be calculated and accrued daily and paid monthly on an annualized basis of the average daily net assets of each fund’s Class R, Class R1 or Class R4 shares.

(H) Class T shares of Transamerica Diversified Equity are offered at net asset value and subject to a front-end sales charge as set forth below:

Amount of Purchase	Sales Charge as % of Offering Price
Less than $10,000	8.50%
$10,000 but less than $25,000	7.75%
$25,000 but less than $50,000	6.25%
$50,000 but less than $75,000	5.75%
$75,000 but less than $100,000	5.00%
$100,000 but less than $250,000	4.25%
$250,000 but less than $500,000	3.00%
$500,000 but less than $1,000,000	1.25%
$1,000,000 and over	0.00%

A 1% contingent deferred sales charge (CDSC) will be applied to any redemption within 24 months of Class T shares purchased in amounts of $1 million or more on which no front-end sales charge was imposed, unless the Class T shares were purchased through a qualified retirement plan or through a “wrap” account for the benefit of clients of certain broker-dealers, financial institutions, or financial planners who have entered into arrangements with Transamerica Funds or TCI.

(I) In determining whether a CDSC is payable, the Fund will comply with the provisions of Rule 6c-10 under the 1940 Act as currently adopted. Under Rule 6c-10, no CDSC is imposed with respect to 1) the portion of redemption proceeds attributable to the increase in the value of an account above the net cost of the investment due to increases in the net asset value per Class A, Class B or Class C; 2) Class A, Class B or Class C shares which have been acquired through reinvestment of income dividends or capital gain distributions; or 3) Class B shares held for more than five years after purchase, Class A shares held for more than 24 months after purchase, and Class C shares held for more than 12 months of purchase.

(J) Notwithstanding the foregoing, the aggregate amounts of any front-end sales charge, any asset-based distribution plan fee and any CDSC imposed by the Fund shall comply with the requirements of Section 26(d) of the Financial Industry Regulatory Authority. Variations in front-end or back-end loads for Class A, Class B, Class C or Class T shares, respectively, may be available in accordance with Rule 22d-1 or Rule 6c-10 of the 1940 Act, as applicable.

SECTION II: CONVERSION FEATURES

(A) Class A, Class C, Class I, Class I2, Class I3, Class R, Class R1, Class R4, Class R6, Class T and Advisor Class shares do not have conversion features. However, if you hold Class A, Class C, Class I2 or Class T shares and are eligible to purchase Class I shares, you may be eligible to convert Class A, Class C, Class I2 or Class T shares to Class I shares of the same fund, subject to certain conditions. If you hold Class I shares and are eligible to purchase Class R6 shares, you may be eligible to convert Class I shares to Class R6 shares of the same fund, subject to certain conditions.

(B) Class B shares will convert automatically to Class A shares of the same fund eight (8) years after the end of the calendar month in which the shareholder’s order to purchase such Class B shares was accepted, on the basis of the relative net asset values per share, without the imposition of any sales load, fee or other charge.

(C) Class B shares in a shareholder’s account that are purchased through the reinvestment of dividends and other distributions paid with respect to Class B shares (and which have not converted to Class A shares) are considered to be held in a separate sub-account. Each time any Class B shares in the shareholder’s fund account (other than those in the sub-account) convert to Class A shares, an equal pro rata portion of the Class B shares in the sub-account will also convert to Class A shares. The portion converting is determined by the ratio that the shareholder’s Class B shares converting to Class A shares bears to the shareholder’s total Class B shares not acquired through dividends and distributions.

SECTION III: EXCHANGE PRIVILEGES

(A) Shares of one fund may be exchanged only for shares in the same class of another fund on which a front-end sales charge was imposed. Class T shares may be exchanged for only Class A shares of any fund other than Transamerica Diversified Equity. Class I3, Class R, Class R1, Class R4, Class R6 and Advisor Class shares may not be exchanged for any other share class.

(B) Class B shares are exchangeable on the basis of relative net asset value per share without the payment of any CDSC that might otherwise be due on the redemption of such Class B shares. For purposes of computing the CDSC that may be payable upon a disposition of the Class B shares acquired in the exchange, the holding period for the previously owned Class B shares is “tacked” to the holding period of the Class B shares acquired through the exchange.

(C) Any Transamerica Funds exchange will be based on the respective net asset value of the shares involved and may be made in amounts of $1,000 or more. The minimum is reduced to $500 per fund account if you elect to establish an Automatic Investment Plan and invest a minimum of $50 per month, per fund account. If you exchange between existing fund accounts, the required minimum is $50 per fund account. There is no sales commission involved in an exchange of Class A, Class B, Class C, Class I, Class I2 or Class T shares.

(D) Notwithstanding any other provision of this Plan, in connection with the termination of Class B and Class C shares of Transamerica Global Real Estate Securities, Transamerica Growth, Transamerica International Equity, Transamerica Real Return TIPS and Transamerica Total Return, which occurred on September 25, 2009, Class B and Class C shares of such funds may be exchanged for Class A shares of any Transamerica Fund currently offering Class A shares.

SECTION IV: ALLOCATION OF CLASS EXPENSES

Class A, Class B, Class C, Class I, Class I2, Class I3, Class R, Class R1, Class R4, Class R6, Class T and Advisor Class shares of each fund shall have the same rights, preferences, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption, except as follows:

(1)	Expenses related to the distribution of a class of shares or to services provided to the shareholders of a class of shares, shall be borne solely by such class;

(2)	The bearing of the expenses set forth in Section IV (1) solely by shares of each class shall be appropriately reflected (in the manner determined by the Board of Trustees) in the net asset value, dividend, distribution and liquidation rights of the shares of such class;

(3)	Expenses that may be borne by a particular class may also include: transfer agency or sub-transfer agency fees attributable to a particular class; preparing, printing, mailing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; state and federal registration fees incurred by a specific class; litigation and other legal expenses relating to a particular class; administrative personnel and services required to support the shareholders of a specific class; and fees and other payments made to entities performing services for a particular class, including maintenance, dividend disbursing or subaccounting services or administration of a dividend reinvestment or systematic investment or withdrawal plan; and

(4)	Investment advisory fees, custodial fees and other expenses relating to the management of the fund’s assets shall not be allocated on a class-specific basis.

SECTION V: ALLOCATION OF FUND INCOME AND EXPENSES

(A) Income, realized and unrealized capital gains and losses, and expenses that are not allocable to a specific class pursuant to Section IV above, shall be allocated to each class of a fund in accordance with Rule 18f-3(c) under the 1940 Act.

(B) Dividends and other distributions paid by each fund with respect to its Class A, Class B, Class C, Class I, Class I2, Class I3, Class R, Class R1, Class R4, Class R6, Class T and Advisor Class shares are calculated in the same manner and declared and paid at the same time. The per share income dividends on Class B, Class C, Class R, and Class R1 shares of a fund are anticipated to be lower than the per share income dividends on Class A, Class I, Class I2, Class I3, Class R6 Class T and Advisor Class shares of that fund as a result of higher distribution and service fees applicable to Class B, Class C, Class R, Class R1 and Class R4 shares.

(C) All dividends and capital gain distributions, if any, with respect to a particular class, will be paid automatically in additional shares of that class at the net asset value per share determined as of the next business day following the record date, unless otherwise elected by the shareholder.

SECTION VI: REDEMPTIONS

The value of fund shares on certain redemptions may be more or less than the shareholder’s cost or basis, depending upon the fund’s net asset value at the time of redemption. Class A, Class B and Class C shares may be subject to a CDSC, as defined in Rule 6c-10 of the 1940 Act as set forth in Section I above. Shares will normally be redeemed for cash.

SECTION VII: RECORDKEEPING

The Fund shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of this Plan or agreement, the first two years in an easily accessible place.

SECTION VIII: AMENDMENTS

This Plan may not be amended to change any material provision unless such amendment is approved by the vote of the majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Fund, based on their finding that the amendment is in the best interest of each class individually and the Fund as a whole.

The Fund has executed this Amended and Restated Plan for Multiple Classes of Shares on the day and year set forth below.

Dated as of July 15, 2016

/s/ Tané T. Tyler
By:	Tané T. Tyler
Vice President, General Counsel & Secretary